Exhibit 99.1

Maverick Gaming Closes Purchase Of Nevada Gold (NYSE: UWN)

Seattle WA – June 14th, 2019 – Maverick Gaming LLC (“Maverick”) and Nevada Gold & Casinos, Inc. (NYSE: UWN) announce the closing of Maverick’s purchase of Nevada Gold.

Maverick Gaming and Nevada Gold & Casinos, Inc. (NYSE: UWN) (“Nevada Gold”) announced that on Friday, June 14, 2019, Maverick completed the purchase of Nevada Gold via merger between Nevada Gold and a wholly owned subsidiary of Maverick established for that purpose at a final price of $2.559333 for each share of Nevada Gold common stock.

The purchase includes nine card rooms in Washington, with seven in the Seattle area.

“With this purchase, Maverick begins its journey into Washington. This purchase coupled with the three card rooms we are in the process of purchasing from Great American Gaming will give us twelve card rooms and a significant foothold in this market” said Eric Persson, majority owner of Maverick Gaming. “We intend to close the Great American purchase by the end of June, and in fact are looking forward to announcing several other acquisitions in the very near future.”

Each of the card rooms in Washington are eligible for fifteen table games. “This purchase gives Maverick 135 table games in this market, and as important a platform for Maverick to grow in this State,” added Tim Merrill, the President of Maverick Washington. “We look forward to raising the bar by building entertainment destinations that table games will be an element of. It’s no secret that Maverick has over 1200 hotel rooms, and we look forward to adding more and integrating, hotels, food, entertainment and gaming into the same locals space,” added Mr. Merrill.

“Our cardrooms are neighborhood hangouts, and we look forward to applying our extensive locals experience as we begin to compete in this market,” added Mr. Merrill.

“Growing up in Hoquiam Washington, and as a member of the Shoalwater Tribe I couldn’t be more excited to be back home,” added Mr. Persson.

As a result of the closing, Nevada Gold’s common stock will be suspended from the NYSE after the close today and subsequently deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following delisting from NYSE, Nevada Gold’s common stock will not trade on any exchange. Nevada Gold also intends to suspend its reporting obligations under the Exchange Act, which it will be able to do because, following the merger, Maverick is the sole shareholder of Nevada Gold.

ABOUT MAVERICK GAMING

Maverick Gaming is majority owned and was founded by gaming industry veterans Eric Persson, who previously served as Global SR Vice President of Slots at Las Vegas Sands and Justin Beltram, former Vice President of Slots at Bellagio and Marina Bay Sands. Together they bring over 30 years of gaming experience spanning gaming markets around the world including the Las Vegas Strip (Venetian, Palazzo, Bellagio), Macau (Sands China Limited), Singapore (Marina Bay Sands), and many regional markets in North America.

Maverick Gaming currently owns the Wendover Nugget and Red Garter Hotel, Red Lion Casino, Gold Country Casino and High Desert Inn. and nine card rooms in Washington State, seven of which are in the greater Seattle vicinity, and the other two located in the eastern Tri-Cities area. The card rooms have approximately 120 table games. In April of 2019, Maverick announced a purchase agreement with Great Canadian Gaming to buy their three casino assets in Washington State in the Seattle area. The Great American Gaming casinos have 45 table games.

The Great Canadian Gaming transaction is pending the approval of the Washington State Gambling Commission. The purchase is expected to close in June 2019.

When all disclosed purchases are consummated Maverick will have approximately 1,500 slot machines, 200 table games and 1,200 hotel rooms nationwide.